Exhibit 10.9

Execution Copy

Combination Agreement

entered into by and among

F5 Finishes, Inc.,

Patton 2013 Living Trust, Michael Patton and Lynn Anne Patton, Trustees,

Baxley Family Trust, Daniel S. Baxley and Rochelle H. Baxley, Trustees,

C & C Preston Family Trust, Cory G. Preston and Christine B. Preston, Trustees,

Delmar Vasquez

and

Premier Maintenance Group, Inc.

September 16, 2019

i

ii

Exhibits

Form of IPO Note	A
Form of Retained Earnings Note	B
Form of Employment Agreement (Michael Patton)	C
Form of Noncompetition Agreement (Shareholders)	D
Form of Piggy Back Registration Rights Agreement	E
Forms of Related Party Facility Lease	F
Form of Escrow Agreement	G

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Combination Agreement

This Combination Agreement (this “Agreement”) is entered into as of September 16, 2019, by F5 Finishes, Inc. (“F5 Finishes”), Patton 2013 Living Trust, Michael Patton and Lynn Anne Patton, Trustees, Baxley Family Trust, Daniel S. Baxley and Rochelle H. Baxley, Trustees, and C & C Preston Family Trust, Cory G. Preston and Christine B. Preston, Trustee, and Delmar Vasquez (each a “Shareholder” and together the “Shareholders”), and Premier Maintenance Group, Inc., a California corporation (the “Company”).

Background:

A.  F5 Finishes has entered into combination agreements for, or intends to negotiate or is currently negotiating the terms of combination agreements for, the combination of several companies (the “Combining Companies”) engaged in the business of selling, installing and maintaining flooring for commercial enterprises (the “Business”), in exchange for cash and shares of F5 Finishes common stock (the “Consideration”). The Company is one of the Combining Companies.

B.  Concurrently with the closing of an underwritten initial public offering (“IPO”) of F5 Finishes common stock (“F5 Finishes Stock”) and as part of a single transaction that includes the IPO, the stockholders or other equity interest holders of each Combining Company will transfer to F5 Finishes, in exchange for the Consideration, all of the stock of or other equity interests in the Combining Companies. The Shareholders are the owners of all of the stock of the Company.

C.  After the combination of the Combining Companies, the Company will continue to operate under its own name in order to preserve the value of the Company’s goodwill.

D.  The constitutive transactions with the Combining Companies are intended to constitute tax-free transfers of property by the stockholders or other equity interest holders of the Combining Companies under Section 351 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent of the receipt by the stockholders or other equity interest holders of shares of F5 Finishes Stock.

E.  The IPO and the combination of the Combining Companies will be described in a registration statement on Form S-1 that F5 Finishes will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be declared effective by the SEC prior to the commencement of sales of F5 Finishes Stock in the IPO (the “Registration Statement”).

F.  F5 Finishes expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies by Marcum LLP.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

Article 1
Definitions

Certain capitalized terms used in this Agreement are defined in Annex I.

Article 2
The Transaction

2.1  Consideration for Shares of Company Stock

(a)  Pursuant to the terms of this Agreement, at Closing:

(1)  the Shareholders shall assign, transfer, and deliver to F5 Finishes the certificate or certificates representing all of their respective shares of the Company’s common stock and collectively representing all of the Company’s issued and outstanding shares of capital stock, with each certificate duly endorsed for transfer to F5 Finishes or accompanied by a duly executed assignment separate from certificate; and

(2)  Subject to adjustment as set forth in other provisions in this Article 2, the purchase price for the Company Stock (the “Purchase Price” or “Final Purchase Price”) shall equal five (5) times the Company’s Adjusted EBITDA for 2018, based upon the Company’s EBITDA as set forth in the audited financial statements of the Company (the “Base Consideration”), plus $339,344 (the “Retained Earnings Distribution”), payable in accordance with Section 2.1(a)(4). The parties acknowledge Marcum, LLP is in the process of performing its audit of the Company’s financial statements and that as of the date of this Agreement, 2018 Adjusted EBITDA for the Company is estimated in good faith to be $539,214, for an estimated Base Consideration of $2,696,065. The Base Consideration will be finalized prior to Closing upon completion of the audit of the Company by Marcum, LLP. The Base Consideration shall be reduced by the Final Working Capital Deficiency, if any, or increased by the Final Working Capital Surplus, if any.

(3)  Twenty-five percent (25%) of the Base Consideration shall be paid in cash (the “Cash Consideration”) and seventy-five percent (75%) of the Base Consideration shall consist of F5 Finishes Stock (the “Equity Consideration”). F5 Finishes shall pay each Shareholder’s Percentage Interest of the Cash Consideration (as adjusted) at Closing (other than any post-Closing adjustments which will be payable as described in Section 2.3), and shall provide each Shareholder’s Percentage Interest of the Equity Consideration at Closing or as soon as practicable thereafter, but in no event later than three (3) Business Days after Closing.

(i) The Cash Consideration shall be adjusted in accordance with Sections 2.1(a)(4), 2.2, 2.3 and 2.4, and

(ii) With respect to the Equity Consideration, Shareholder shall receive that number of shares of F5 Finishes Stock equal to seventy-five percent (75%) of the Base Consideration divided by the per share price that the F5 Finishes Stock would be if the IPO Share Price of the F5 Finishes Stock were to reflect that the valuation of the Company (the “IPO Valuation”) equals the Base Consideration (the “Baseline IPO Share Price”). In the event that the actual per share price of the F5 Finishes Stock is less than ninety percent (90%) of the Baseline IPO Share Price, in addition to that number of shares of the F5 Finishes Stock described in the previous sentence, Shareholder shall receive a convertible, subordinated promissory note substantially in the form as set forth in Exhibit A (each an “IPO Note”) with the principal amount equal to the Price Differential multiplied by the number of shares Shareholder is entitled to as Equity Consideration. “Price Differential” shall mean the difference between (i) ninety percent (90%) of the Baseline IPO Share Price and (ii) the actual IPO Share Price of the F5 Finishes Stock.

(4)  At Closing, F5 Finishes shall pay to each Shareholder in cash, his, her or its Percentage Interest of fifty percent (50%) of the Retained Earnings Distribution. Within three Business Days after Closing, F5 Finishes shall deliver to each Shareholder a subordinated promissory note, substantially in the form as set forth as Exhibit B (the “RE Notes”), payable to such Shareholder in the principal amount of fifty percent (50%) of such Shareholder’s Percentage Interest of the Retained Earnings Distribution. The Shareholders shall be entitled to the payment of any Closing Date Working Capital Surplus or any Final Working Capital Surplus if and only to the extent that such Closing Date Working Capital Surplus or Final Working Capital Surplus exceeds the aggregate amount of the Retained Earnings Distribution. For the avoidance of doubt, the Cash Consideration shall be reduced by the amount of the Closing Date Working Capital Deficit or the Final Working Capital Deficit, if any.

(b)  The number of shares of the Company’s capital stock that each Shareholder owns and will deliver to F5 Finishes, and are shown on Schedule 2.1(b). The Parties will agree within three (3) Business Days prior to Closing as to the amount of the Cash Consideration, the number of shares of F5 Finishes Stock and the principal amount of the IPO Note, if any, that each Shareholder will receive at Closing.

2.2  Company Indebtedness

At or prior to Closing, the Parties shall agree on the aggregate outstanding Indebtedness of the Company as of the Closing Date (excluding Indebtedness taken into account in the determination of Working Capital) (“Closing Date Indebtedness”), and the cash component of the Consideration payable at Closing shall be reduced by the amount of the Company’s Closing Date Indebtedness. This reduction shall be allocated among the Shareholders according to their Percentage Interests. Notwithstanding the foregoing, F5 Finishes agrees that it will assume, and will not pay off at Closing, Closing Date Indebtedness relating to (i) bank lines of credit (provided that the F5 Finishes may pay off the bank lines of credit at Closing, but the Purchase Price shall not be reduced as a result of any such payoff), (ii) capital leases for Vehicles and Equipment used in the Business, and (iii) purchase agreements relating to Vehicles or Equipment used in the Business. Prior to the Closing, the Company agrees to distribute to one or more Shareholders any Vehicles used by such Shareholders personally, and such Shareholders shall assume all debt obligations relating to such Vehicles.

2.3  Closing Date Working Capital and Payment of Final Purchase Price

(a)  As used in this Agreement, the following terms have these meanings:

Closing Date Working Capital means an amount equal to the Company’s current assets (including cash and cash equivalents) minus the Company’s current trade payables, and other current Liabilities determined as of the Closing Date immediately prior to the Closing without regard to any allowances for doubtful accounts and otherwise in accordance with GAAP. The line items to be used in the determination of Closing Date Working Capital (and the Company’s account numbers for these line items) are shown on the attached Schedule 2.3(a). It is an F5 Finishes closing condition that the Company has cash as of Closing of $50,000, as provided in Section 8.1.

Closing Date Working Capital Statement means F5 Finishes’ statement showing its determination of the Company’s Closing Date Working Capital.

Estimated Closing Date Working Capital means Shareholders’ calculation of the Company’s Closing Date Working Capital as disclosed by the Estimated Closing Date Working Capital Statement.

Estimated Closing Date Working Capital Statement means Shareholders’ statement showing Shareholder’ good faith estimate in reasonable detail of Shareholders’ calculation of the Closing Date Working Capital.

Estimated Working Capital Deficiency means the extent to which the Target Working Capital exceeds the Estimated Closing Date Working Capital.

Estimated Working Capital Surplus means the extent to which the Estimated Closing Date Working Capital exceeds the Target Working Capital.

Final Closing Date Working Capital means the Company’s Closing Date Working Capital as disclosed by the Final Closing Date Working Capital Statement.

Final Closing Date Working Capital Statement means the Closing Date Working Capital Statement in the form that it becomes final under Sections 2.3(d), 2.3(e) or 2.3(f), as applicable.

Final Working Capital Deficiency means the extent, if any, to which the Target Working Capital exceeds the Final Closing Date Working Capital.

Final Working Capital Surplus means the extent to which the Final Closing Date Working Capital exceeds the Target Working Capital.

Target Working Capital means $311,630.

(b)  Shareholders shall deliver Shareholders’ Estimated Closing Date Working Capital Statement to F5 Finishes no later than two (2) Business Days prior to the Closing Date.

(c)  As promptly as practical but no later than one hundred and eighty (180) days after the Closing Date, F5 Finishes shall deliver its Closing Date Working Capital Statement to Shareholders. This Closing Date Working Capital Statement shall provide reasonable detail and show all calculations used in its preparation. For purposes of this Closing Date Working Capital Statement, the Company’s Closing Date Working Capital shall not include any Accounts Receivable as of the Closing Date that remain uncollected as of the end of the period covered by the Closing Date Working Capital Statement, and such uncollected Accounts Receivable shall become the property of Shareholders (“Shareholder-Owned Accounts Receivable”). F5 Finishes shall cause the Company to use commercially reasonable efforts consistent with the Company’s historical practice to collect all the Accounts Receivable.

(d)  If Shareholders accept F5 Finishes’ Closing Date Working Capital Statement, or if Shareholders fail to give Notice to F5 Finishes of an objection to its Closing Date Working Capital Statement within thirty (30) days after receipt of a copy, F5 Finishes’ Closing Date Working Capital Statement shall become final. Any Notice of objection to F5 Finishes’ Closing Date Working Capital Statement shall specify in reasonable detail each item on the F5 Finishes’ Closing Date Working Capital Statement that Shareholders dispute and the basis of their objection.

(e)  If Shareholders give Notice of an objection to F5 Finishes’ Closing Date Working Capital Statement within thirty (30) days after receipt of a copy, F5 Finishes and Shareholders shall attempt in good faith to resolve their differences. In this regard, F5 Finishes shall make copies of its work papers and other relevant records and information available to Shareholders and their accounting representatives. If F5 Finishes and Shareholders are able to resolve all of their differences, F5 Finishes’ Closing Date Working Capital Statement, as modified to reflect the Parties’ resolution of their differences, shall become final.

(f)  If F5 Finishes and Shareholders are unable to resolve all of their differences within thirty (30) days after F5 Finishes makes copies available of its work papers and other relevant records and information in response to Shareholder’ Notice to F5 Finishes of an objection to F5 Finishes’ Closing Date Working Capital Statement, F5 Finishes and Shareholders shall submit any remaining disputed items to a mutually acceptable accounting firm for a determination of the correct treatment of the disputed items. The accounting firm’s determination shall be binding and conclusive on F5 Finishes and Shareholders, and F5 Finishes’ Closing Date Working Capital Statement, as modified to reflect (i) those differences, if any, that F5 Finishes and Shareholders were able to resolve and (ii) the determination of the accounting firm regarding the disputed items, shall become final. F5 Finishes and Shareholders shall pay a percentage of the accounting firm’s fees and expenses based on the dollar value of the disputed items found in the other Party’s favor as a percentage of the total dollar value of the disputed items.

(g)  Subject to the treatment of the Closing Date Working Capital Surplus and the Final Working Capital Surplus described in Section 2.1(a)(4), no later than five (5) Business Days after the Final Working Capital Statement is determined, the Parties shall reconcile payments in respect of the Company’s Working Capital: (i) if the Working Capital shown on the Final Working Capital Statement exceeds the Working Capital shown on the Estimated Working Capital Statement, F5 Finishes shall pay an amount equal to the excess to the Shareholders by a wire transfer of immediately available funds; and (ii) if the Working Capital shown on the Final Working Capital Statement is less than the Working Capital shown on the Estimated Working Capital Statement, the Shareholders shall pay an amount equal to the shortfall to F5 Finishes by a wire transfer of immediately available funds. Payments to or from the Shareholders shall be allocated among them according to their Percentage Interests. For the avoidance of doubt, (y) no payment shall be made if the amount of the Final Working Capital Surplus is less than the Retained Earnings Distribution.

2.4  Accounts Receivable

(a)  Following Closing, F5 Finishes shall cause the Company to use reasonable efforts consistent with its historical practice to collect its Accounts Receivable as of the Closing Date (the Company’s “Closing Date Accounts Receivable”), but the Company shall not be required to resort to litigation or referral to a collection agency. F5 Finishes shall cause the Company not to consent to or accept any reduction, discount or settlement of any Closing Date Account Receivable without the Shareholders’ prior written approval.

(b)  With respect to Shareholder-Owned Accounts Receivable, Shareholders shall use reasonable efforts consistent with Company’s historical practice to collect such Shareholder-Owned Accounts Receivable, but shall not institute collection litigation without consulting with F5 Finishes.

(c)  The Company shall turn over to the Shareholders at regular weekly intervals any collections of Shareholder-Owned Accounts Receivable. Payments on Accounts Receivable received after the Closing Date shall be applied first as may be reasonably determined based on reference to an invoice, reference to an order or based on the amount paid, and otherwise shall be applied to the applicable Accounts Receivable with the oldest due dates.

2.5  Other Closing Actions and Events

At Closing, the following shall also occur:

(a)  each of the Shareholders and the lead underwriters shall enter into a market standoff (or “lockup”) agreement in substantially the same form as the market standoff agreement entered into by the stockholders and other equity interest holders of the other Combining Companies but in no event for a term longer than twelve (12) months from the Closing Date;

(b)  F5 Finishes and Michael Patton shall enter into an employment agreement substantially in the form of the attached Exhibit C (for the avoidance of doubt, although Mr. Patton is the CEO of two Founding Companies, and the parties are planning that he will be the CEO of F5 Finishes, he and F5 Finishes will enter into only one employment agreement);

(c)  F5 Finishes and each Shareholder shall enter into a noncompetition agreement substantially in the form of the attached Exhibit D;

(d)  F5 Finishes and the Shareholders shall enter into a piggyback registration rights agreement substantially in the form of Exhibit E;

(e)  the Company and the landlord under each Related Party Facility Lease shall enter into new 15-year triple-net leases of each of the Leased Facilities substantially in the form of the attached Exhibit F, it being understood that the Related Party Facility Lease may be a sub-lease under a Related Party Facility Lease between D. S. Baxley, Inc., one of the Combining Companies, and 6583 LLC which will be entered into under the combination agreement relating to F5 Finishes’ purchase of D. S. Baxley, Inc., which sublease shall be in a form reasonably acceptable to F5 Finishes;

(f)  The Shareholders shall obtain from each landlord under a Third Party Facility Lease and deliver at Closing, a consent to the assignment of, and estoppel letter under, each Third Party Facility Lease, in the form reasonably acceptable to F5 Finishes, executed by each landlord thereunder;

(g)  F5 Finishes, Shareholders and the Escrow Agent shall enter into the Escrow Agreement substantially in the form of the attached Exhibit G;

(h)  the Shareholders shall deliver a signed certificate to F5 Finishes certifying that:

(i)  the Shareholders’ representations and warranties in Article 4, as qualified or limited by any exceptions in the Schedules to Article 4, were true and correct as of the date of this Agreement (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date) and are true and correct on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(ii)  the Shareholders and the Company have performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy prior to or at Closing; and

(iii)  resolutions in the form attached to the certificate were duly adopted by the Company’s board of directors and shareholders to authorize the Company’s execution, delivery and performance of this Agreement;

(i)  F5 Finishes shall deliver a certificate, signed by its president or another executive officer, certifying to the Shareholders that:

(i)  F5 Finishes’ representations and warranties in Article 5 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

(ii)  F5 Finishes has performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and

(iii)  resolutions in the form attached to the certificate were duly adopted by F5 Finishes’ board of directors to authorize its execution, delivery and performance of this Agreement; and

(j)  the Shareholders shall deliver all other documents and instruments that F5 Finishes or its counsel reasonably request (for example, (i) a completed IRS Form W-9 from each of the Shareholders and (ii) signature cards to change the signatories on the Company’s bank accounts as F5 Finishes directs); and F5 Finishes shall deliver all other documents and instruments that the Shareholders or their counsel reasonably request.

Article 3
Closing

Subject to the satisfaction or waiver of the conditions described in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing), the closing of the Transaction (“Closing”) shall take place concurrently with the closing of the F5 Finishes IPO. Closing shall occur at the offices of Johnson and Colmar at 630 Dundee Road, Suite 225, Northbrook, Illinois 60062, unless another place is agreed to in writing by F5 Finishes and the Shareholders. The date on which Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Article 4
Representations and Warranties of the Shareholders

In order to induce F5 Finishes to enter into this Agreement, the Shareholders represent and warrant to F5 Finishes as follows in this Article 4. All of the Shareholders’ representations and warranties are made jointly and severally with the exception of the representations and warranties in Section 4.1. Each Shareholder’s representations and warranties in Section 4.1 are made solely in respect of himself, herself or itself and not in respect of any other Shareholder.

The Shareholders’ representations and warranties in Section 4.6 shall not be considered to have been made until the Shareholders and F5 Finishes agree on the Financial Statements and the Interim Financial Statements; and when the Shareholders and F5 Finishes have agreed on the Financial Statements and the Interim Financial Statements, the Shareholders’ representations and warranties in Section 4.6 shall be considered to have been made as of the date of this Agreement.

4.1  Shareholder Ownership and Authorization

(a)  The Shareholder is the sole owner of record, beneficial owner and holder, free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws), of the number of shares of the capital stock of the Company listed against the Shareholder’s name on the attached Schedule 4.1(a) (the Shareholder’s “Shares”).

(b)  Except as set forth on Schedule 4.1(b), the Shareholder is not a party to or bound by (i) any shareholders agreement, buy-sell agreement, option agreement or other Contract (other than this Agreement) relating to the sale, transfer or other disposition of any of the Shareholder’s Shares or (ii) any voting trust, proxy or other Contract relating to the voting of any of the Shareholder’s Shares. Any such Contract set forth on Schedule 4.1(b) shall be terminated as of Closing.

(c)  The Shareholder has the legal capacity and power and authority to execute and deliver this Agreement and each of the Shareholder’s Closing Documents and to perform the Shareholder’s obligations under this Agreement and each of the Shareholder’s Closing Documents.

(d)  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, and upon the Shareholder’s execution and delivery of the Shareholder’s Closing Documents (and assuming execution and delivery by the other party or parties, if any), each of the Shareholder’s Closing Documents will constitute a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.2  Organization, Authorization and Enforceability

(a)  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

(b)  Except as disclosed on Schedule 4.2(b), the Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each other state or jurisdiction in which qualification is required by applicable Law, except where the failure to be so qualified could not reasonably be expected to result in a material liability to the Company.

(c)  The Company has full corporate power and authority to execute and deliver this Agreement and each of its Closing Documents and to perform its obligations under this Agreement and each of its Closing Documents.

(d)  The Company’s execution, delivery and performance of this Agreement and each of its Closing Documents has been duly authorized by all necessary action required by its Organizational Documents and applicable Law.

(e)  This Agreement constitutes, and upon the Company’s execution and delivery of its Closing Documents (and assuming due execution and delivery by the other party or parties, if any), each of its Closing Documents will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3  Capital Stock

(a)  The Company’s authorized capital consists of two hundred thousand (200,000) shares of common stock, no par value, of which twenty two thousand five hundred (22,500) shares are issued and outstanding. The Shareholders’ Shares constitute all of the Company’s issued and outstanding shares of capital stock. All of the Shareholders’ Shares are duly authorized, validly issued, fully paid and nonassessable, and none of the Shareholders’ Shares was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive rights.

(b)  Except as set forth on Schedule 4.3(b), the Company does not have any debt securities convertible into or exchangeable for shares of its common stock, and there are no options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which the Company is a party or by which it is bound providing for the issuance of any shares of its common stock or any other equity securities. Any such convertible debt securities or Contracts set forth on Schedule 4.3(b) will not exist as of Closing.

(c)  Except as disclosed on Schedule 4.3(c), the Company does not own any shares of stock or an equity interest in any other corporation, partnership, limited liability company or other Person.

4.4  No Violation

Except as disclosed on Schedule 4.4, the execution, delivery and performance of this Agreement by the Shareholders and the Company and the closing of the Transaction will not, either directly or indirectly, and with or without Notice or the passage of time or both:

(a)  violate or conflict with the Company’s Organizational Documents or any resolution adopted by its board of directors or stockholders;

(b) result in a Default under any Material Customer Contract to which the Company is a party or by which the Company is bound or result in a Default under any Contract to which Shareholder is a party or by which any Shareholder is bound;

(c)  result in the imposition or creation of a Lien upon any of the Shareholders’ Shares or any of the assets that the Company owns or uses;

(d)  violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Transaction or to obtain any other relief under, any Law or Order to which the Company or the Shareholders are subject; or

(e)  violate or conflict with, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Environmental or other Permit issued to or held by the Company.

4.5  No Consent Required

Except as disclosed on Schedule 4.5, execution, the delivery and performance of this Agreement by the Shareholders and the Company, and their execution, delivery and performance of each of their Closing Documents, do not require the Shareholders or the Company to give any Notice to, make any filing with, or obtain any Permit from or other Consent of any Governmental Authority or any party to a Material Customer Contract, or any other Person, provided that no representation or warranty is made with respect to consent required by (a) any party to a Customer Contract which is not a Material Customer Contract and (b) any party to any other Contract that in the reasonable judgement of Shareholder is not a material Contract.

4.6  Financial Statements

(a)  The Financial Statements (which are attached as Schedule 4.6(a)) fairly present in all material respects the financial position and results of operations of the Company as of the dates indicated and for the two years then ended.

(b)  The Interim Financial Statements (which are attached as Schedule 4.6(b)) fairly present in all material respects the results of operations of the Company as of and for the six (6) months ended June 30, 2019.

4.7  Books and Records

The information reflected in the Company’s Books and Records are complete and correct in all material respects. The corporate minute books of the Company contain materially accurate and complete records of all meetings and corporate actions taken without a meeting by the written consent of its board of directors and shareholders. All of the Company’s Books and Records (including its corporate minute books) will be in its possession at Closing.

4.8  Title to Assets

(a)  The Company owns or has a leasehold interest in all of the tangible and intangible assets of any type or kind that it purports to own or lease, including (i) all of the assets that it purported to own or lease as of June 30, 2019 and (ii) all of the assets that it purchased or otherwise acquired after June 30, 2019, except for assets that were sold or disposed of in the Ordinary Course of Business prior to the date of this Agreement.

(b)  Except as disclosed on Schedule 4.8(b), the Company has good and marketable title to all of its assets that it purports to own, free and clear of any Liens other than Permitted Liens.

(c)  Except as disclosed on Schedule 4.8(c), the Company’s assets constitute all of the tangible and intangible assets relating to, used or held for use in the conduct of the Business and are sufficient to enable the Business to be conducted in the same manner that it is currently conducted.

(d)  Except as disclosed on Schedule 4.8(d), none of the tangible and intangible assets that the Company uses or holds for use in the conduct of the Business is owned by, leased from or otherwise made available by a Related Party.

4.9  Equipment and Vehicles

(a)  To the Shareholders’ Knowledge, Schedule 4.9(a) contains complete and accurate lists of the following assets owned by the Company as of the date of this Agreement: (i) all Equipment (excluding IT Equipment) having an original purchase price of more than $5,000, and where information is readily ascertainable, identifying each piece of Equipment by manufacturer, description, model number, serial number and location; (ii) all IT Equipment having an original purchase price of more than $1,000, and where information is readily ascertainable, identifying each piece of IT Equipment by manufacturer, description, model number, serial number and location; and (iii) all Vehicles, identifying each Vehicle by make, year, vehicle identification number and location.

(b)  Except as disclosed on Schedule 4.9(b), to the Shareholders’ Knowledge, each piece of Equipment, IT Equipment and Vehicle listed on Schedule 4.9(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use and (iv) is suitable for the purposes for which it is currently used.

4.10  Inventory and Accounts Receivable

(a)  Except as disclosed on Schedule 4.10, to the Shareholders’ Knowledge, the Company’s Inventory is fit for the purposes for which it was purchased.

(b)  All of the Accounts Receivable of the Company are properly reflected on its Books and Records and, subject to the Company’s reserve for doubtful accounts, if any, and to Shareholders’ Knowledge constitute bona fide, valid and binding receivables, except for normal trade discounts for early payment.

4.11  Real Property

(a) Schedule 4.11(a)(i) sets forth the address of each Leased Facility, and indicates whether each such Leased Facility is subject to a Third Party Facility Lease or a Related Party Facility Lease, and Schedule 4.11(a)(ii) sets forth the address of each Owned Facility. The Company does not have an interest in any real property other than its ownership interest in the Owned Facilities and its leasehold interest in the Leased Facilities. Shareholders have delivered a copy of the lease and other documents evidencing Company’s leasehold interest in the Leased Facilities to F5 Finishes.

(b) Except as disclosed on Schedule 4.11(b), in respect of each Leased Facility:

(i)  the Company is the tenant and has a good and valid leasehold interest in the Facility Lease free and clear of any Liens except for Permitted Liens and easements, covenants and other encumbrances and restrictions of record that do not materially impair the Company’s current use of the Leased Facility;

(ii)  the Company’s current use of the Leased Facility does not violate any applicable Law, Order or Permit; the Company has obtained all material Permits required for the Leased Facility’s current use; and the Company has not assigned or subleased its leasehold interest;

(iii)  the Company is not, and to the Shareholders’ Knowledge, the landlord is not, in Default in a material respect under the Facility Lease; the Company has not received any Notice asserting a violation of or a Default under the Facility Lease; and to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, would result in a Default in a material respect under the Facility Lease or would give the landlord the right to exercise any remedy under the Facility Lease or to cancel, terminate or modify the Facility Lease; and

(iv)  the Leased Facility is now and will be at the time of Closing in good operating condition and repair, except for normal wear and tear; to the Shareholders’ Knowledge, the Leased Facility is structurally sound and free of defects, and no material alterations, repairs or restorations are required under the Facility Lease or any applicable Law, Order or Permit; and the Leased Facility is supplied with adequate utilities and other services necessary for the current use of the Leased Facility.

(c)	Except as disclosed on Schedule 4.11(c), in respect of each Owned Facility:

(i)  the Company has good and marketable title to each Owned Facility free and clear of any Liens except: 1) the Lien of general real estate Taxes which are not yet payable; 2) covenants, conditions, restrictions and easements of records as of the date of this Agreement and 3) any other matters disclosed in the Title Commitment for such Owned Facility to which F5 Finishes has not objected in a writing delivered by F5 Finishes to the Shareholders within ten (10) Business Days following the delivery to F5 Finishes of such Title Commitment;

(ii) to the Shareholders’ Knowledge: 1) all buildings and other improvements at each Owned Facility are structurally sound and in good condition and repair, except for normal wear and tear, 2) all mechanical and other equipment and systems providing each Owned Facility or any building or improvement at the Owned Facility with heat, ventilation, air-conditioning, light, plumbing, utility services or fire or other protection are in good operating condition and repair, except for normal wear and tear, and 3) no condition exists in any building, improvement, equipment or system requiring correction, repair or replacement at a cost exceeding $5,000.00;

(iii) the current use of each Owned Facility does not violate any applicable Law in any material respect, the Company has obtained all Permits required for its current use, and all building and other improvements on the Owned Facility comply in all material respects with all applicable zoning and land use Laws and all other applicable Laws relating to their construction, use or operation;

(iv) the Company has not entered into any lease or other Contract giving any other Person the right to use or occupy any Owned Facility, and the Company is the only Person in possession of the Owned Facilities;

(v) no Owned Facility is located within or abuts any flood plain, navigable waterway, other body of water, tideland, wetland or marshland;

(vi) the water, gas, electric, sewer and other utility services provided to each Owned Facility are adequate for the current use of such Owned Facility and are not being unlawfully appropriated;

(vii) each Owned Facility abuts on and has direct vehicular access to a public road or has access to a public road by means of an irrevocable easement for the property’s benefit;

(viii) no condemnation proceeding or other Suit in respect of or in any way relating to or affecting any Owned Facility is pending or, to the Knowledge of the Shareholders, Threatened; and

(ix) the Company has not received any Notice from any Governmental Authority with respect to any Owned Facility that: 1) the use of the property or the construction, use, operation or condition of any building or other improvement on the property violates any Law or Order or requires correction, repair or replacement, 2) a special assessment for public or other improvements has been or may be levied or assessed against the property, or 3) the property or any portion of the property has been or may be taken or condemned by exercise of the power of eminent domain.

4.12  Contracts

(a)  Schedule 4.12(a) contains complete and accurate lists of the following types of Contracts relating to the Business to which the Company is a party or by which it is bound as of the date of this Agreement (listing each Contract in all lists applicable to the Contract):

(1)  all Customer Contracts and Customer Accounts (i) that have a work-in-progress as of the end of the calendar month ending at least ten (10) Business Days prior to the Effective Date of this Agreement, identifying each Customer Contract or Customer Account, to the extent applicable, by customer number and contact information, location or locations served, contract term and service requirements, and (ii) consisting of the Company’s top twenty (20) customers determined by the amount of revenue generated between January 1, 2018 and June 30, 2019, including the top twenty (20) customers’ projects that are works-in-progress as of June 30, 2019 and projects that were paid and closed during the period beginning on January 1, 2018 and June 30, 2019;

(2) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, description, model number, serial number and location of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(3)  all Vehicle Leases, identifying each Vehicle Lease by (i) make, year, vehicle identification number and location of the Vehicle; (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(4)  all Contracts to purchase goods or services;

(5)  all Contracts to furnish goods or services to another Person and which are not Customer Contracts;

(6)  all Contracts under which it has created, incurred, assumed or secured any Indebtedness;

(7)  all Contracts under which it has made or secured any loan or advance to another Person;

(8)  all Contracts under which it has guaranteed the contractual performance of or payment by another Person;

(9)  all powers of attorney and other Contracts under which it has appointed another Person as its attorney-in-fact;

(10)  all Contracts creating a partnership or joint venture with another Person;

(11)  all Contracts providing for exclusivity of rights or obligations or restricting or purporting to restrict the scope or geographical area of the Company’s business activities or those of another Person, whether through noncompetition or non-solicitation covenants or otherwise;

(12)  all Contracts granting it or another Person a right of first refusal or right of first negotiation;

(13)  all Contracts with any Related Party;

(14)  all Contracts or groups of related Contracts entered into outside of the Ordinary Course of Business and involving payments or consideration of more than $25,000 in the aggregate; and

(15) all Third Party Facility Leases, identifying each Third Party Facility Lease by the address of the premises, the name of the landlord, the name of the tenant, the date of the Lease and the lease Term.

(b)  Except as disclosed on Schedule 4.12(b):

(1)  each Contract listed on Schedule 4.12(a) is legal, valid, binding, enforceable and in full force and effect, and to the Shareholders’ Knowledge, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms upon the closing of the Transaction;

(2)  the Company is not and, to the Shareholders’ Knowledge, no other party is in Default in a material respect under any Contract listed on Schedule 4.12(a), and to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, reasonably could be expected to result in a Default in a material respect under any Contract listed on Schedule 4.12(a) or give any party the right to exercise any remedy under the Contract or to cancel, terminate or modify the Contract;

(3)  the Company has not given Notice to or, to Shareholders’ Knowledge received any Notice from any other Person relating to an alleged or potential default under, or an intention to terminate or not renew, any Contract listed on Schedule 4.12(a); and

(4)  no Contract listed on Schedule 4.12(a) contains a provision requiring the Consent of any other party to the change of control of the Company upon the closing of the Transaction; and

(5)  to the Shareholders’ Knowledge, each piece of Equipment and Vehicle leased under an Equipment Lease or Truck Lease listed on Schedule 4.12(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use and (iv) is suitable for the purposes for which it is currently used.

4.13  Customers

Except as disclosed on Schedule 4.13:

(a)	no customer representing three percent (3%) or more of the Company’s aggregate net revenues during 2018, or during 2019 through the last full month immediately prior to the Closing, has given Notice to or otherwise advised the Company that the customer intends to terminate its business relationship with the Company, or to reduce its use of the Company’s services in a material respect, or that it is considering doing so;

(b)	the Company has complied with the material terms of each of its Customer Contracts, has provided the required level of service under each Customer Contract and Customer Account, and there are no unresolved customer complaints under or in connection with any such Customer Contract or Customer Account where the dollar value of the disputed amount sought to be recovered or credited by the customer exceeds $5,000.00;

(c)	to Shareholders’ Knowledge, no customer has violated or is currently in violation of any of the material terms, conditions or procedures applicable to the customer under its Customer Contract;

(d)	the Company has entered into each of its Customer Contracts listed on Schedule 4.12(a)(1) in the Ordinary Course of Business and without the commission of any act, either alone or in concert with any other Person, and without any consideration having been paid or promised, that is or would be in violation of any Law or Order.

4.14  Permits

(a)  Schedule 4.14(a) contains a complete and accurate list of all of the Permits held by the Company as of the date of this Agreement.

(b)  Except as disclosed on Schedule 4.14(b):

(1)  all of the Permits listed on Schedule 4.14(a) are valid and in full force and effect, and no other material Permits are required for the lawful conduct of the Business as it is currently conducted;

(2)  the Company is in compliance in all material respects with the Permits listed on Schedule 4.14(a);

(3)  to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, reasonably could be expected to (i) constitute or result in a violation of or failure to comply with any Permit listed on Schedule 4.14(a) or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any listed Permit;

(4)  to Shareholders’ Knowledge, the Company has not received any Notice from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any of the Permits listed on Schedule 4.14(a) or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any of the listed Permits; and

(5)  the Company has duly filed on a timely basis all applications that were required to be filed for the renewal of the material Permits listed on Schedule 4.14(a), and has duly made on a timely basis all other filings required to have been made in respect of the listed material Permits.

4.15  Intellectual Property

(a)  Schedule 4.15(a) contains complete and accurate lists and descriptions of:

(1)  all of the Company’s Patents, Marks and Copyrights for which an application has been filed with or a registration has been issued by a Governmental Authority, all of its other Patents and Marks and all of the Software that it owns (collectively, the Company’s “Proprietary Intellectual Property”);

(2)  all of the Company’s licenses, sublicenses and other material Contracts from or with third parties by which it uses or has the right to use a third party’s Intellectual Property (collectively, the Company’s “Licensed Intellectual Property”); and

(3)  all of the licenses, sublicenses and other Contracts by which the Company has licensed, sublicensed or otherwise granted a third party the right to use its Proprietary Intellectual Property or Licensed Intellectual Property.

(b)  Except as disclosed on Schedule 4.15(b):

(1)  the Company (i) has good and marketable title to all of its Proprietary Intellectual Property, free and clear of any Liens, and (ii) possesses all of the rights necessary to use all of the Intellectual Property that it uses in the conduct of the Business as it is currently conducted;

(2)  to the Shareholders’ Knowledge, (i) the Company’s Proprietary Intellectual Property is not violating or infringing and has not violated or infringed any third party’s Intellectual Property, and (ii) no third party is violating or infringing or has violated or infringed the Company’s Proprietary Intellectual Property;

(3)  no Suit is pending or, to the Shareholders’ Knowledge, Threatened that challenges the legality, validity, enforceability, use or the Company’s exclusive ownership of any of its Proprietary Intellectual Property;

(4)  the Company is not in Default in a material respect under a license, sublicense or other Contract included in its Licensed Intellectual Property; and

(5)  the Company has not given Notice to or received any written Notice from any other Person relating to an alleged or potential Default under, or an intention to terminate or not renew, any license, sublicense or other Contract included in its Licensed Intellectual Property.

4.16  Undisclosed Liabilities

Except as set forth on Schedule 4.16, the Company does not have any Liabilities as of the date of this Agreement except for (i) Liabilities reflected on the Interim Balance Sheet, (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business and did not result from or arise out of a breach of Contract, tort or violation of any Law or Order and (iii) Liabilities disclosed on other Schedules to this Agreement.

4.17  Taxes

(a)  Except as set forth on Schedule 4.17(a), the Company has filed all Tax Returns that it was required to file prior to the date of this Agreement and will timely file all Tax Returns that it is required to file on or after the date of this Agreement and prior to the Closing Date. All Tax Returns that the Company filed prior to the date of this Agreement were correct and complete in all material respects, and all Taxes due in connection with those returns have been paid. All Tax Returns that the Company files on or after the date of this Agreement and prior to the Closing Date will be correct and complete in all material respects, and all Taxes due in connection with these returns will be paid when due.

(b)  Except as disclosed on Schedule 4.17(b), no Tax Return that the Company filed prior to the date of this Agreement is currently under audit or examination, and the Company has not received Notice from any Governmental Authority that (i) any Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for additional Taxes in respect of any Tax Return or for the payment of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

(c)  The Company has withheld and paid to the proper Governmental Authority all Taxes that it was required to withhold and pay in respect of compensation, benefits or other amounts paid or provided to any employee or independent contractor.

(d)  Except as disclosed on Schedule 4.17(d), since January 1, 2016, the Company has not extended the time in which to file any Tax Return that has not yet been filed, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

(e)  Schedule 4.17(e) contains a complete and accurate list of all Tax Returns that the Company has filed since January 1, 2016.

4.18  No Material Adverse Change

Since the date of the Interim Balance Sheet, and except as described in Schedule 4.18 or on other Schedules to this Agreement, (i) no material adverse change has occurred in the Company’s assets, financial condition, operations, operating results or prospects, and (ii) to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, individually or in the aggregate, reasonably could be expected to result in such a material adverse change.

4.19  Employee Benefits

(a)  Schedule 4.19(a) contains a complete and accurate list of all of the current Employee Benefit Plans under which the Company has any Liability or obligation, or had any Liability or obligation at any time since January 1, 2016, whether contingent or otherwise.

(b)  Except as disclosed on Schedule 4.19(b), in the case of each Employee Benefit Plan listed on Schedule 4.19(a):

(1)  the plan (and any related trust or insurance policy) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Internal Revenue Code, as the case may be (or complied in form and operation while the Company maintained or contributed to or was bound by the plan or its employees participated in the plan);

(2)  all required contributions to or premiums or other payments in respect of the plan have been paid, and all required reports and descriptions have been filed with the proper Governmental Authority or distributed to participants as required;

(3)  there have been no “reportable events” (as defined in §4043 of ERISA) or non-exempt “prohibited transactions” (as defined in §406 of ERISA and §4975 of the Internal Revenue Code) in respect of the plan; and

(4)  no Suit in respect of the administration of the plan or the investment of plan assets is pending or, to the Shareholders’ Knowledge, Threatened, and to the Shareholders’ Knowledge, there is no basis for any such Suit.

(c)  Except as disclosed on Schedule 4.19(c) or to the extent of continuation coverage required by §4980B of the Internal Revenue Code, the Company does not provide health or other welfare benefits to any retired or former employee and is not obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

(d)  The Company does not maintain and has never maintained an Employee Benefit Plan that is or was subject to the “minimum funding standards” under §302 of ERISA or that is or was subject to Title IV of ERISA.

(e)  Except as disclosed on Schedule 4.19(e), the employees of the Company are not required to be treated as employed by a single employer with the employees of another entity for purposes of §§414(b), (c) or (m) of the Internal Revenue Code.

(f)  Except as disclosed on Schedule 4.19(f), the Company does not contribute to and has never been required to contribute to any “multiemployer plan” (as defined in §3(37) of ERISA), incurred any “withdrawal liability” (as defined in §4021 of ERISA) in respect of any multiemployer plan, or withdrawn from any multiemployer plan in a “complete withdrawal” or a “partial withdrawal” (as defined in §§4203 and 4205 of ERISA).

(g)  Except as disclosed on Schedule 4.19(g), neither the execution of this Agreement nor the closing of the Transaction will result in (i) an increase in benefits under any Employee Benefit Plan listed on Schedule 4.19(a) or any Contract with any current, former or retired employee of the Company or (ii) an acceleration of the time of payment or vesting of any such benefits.

4.20  Insurance

(a)  Schedule 4.20(a) contains complete and accurate lists of: (i) all insurance policies under which the Company is insured or covered or was insured or covered at any time since January 1, 2014; and (ii) all self-insurance arrangements by the Company.

(b)  Schedule 4.20(b) contains complete and accurate lists of or provides: (i) a summary, by year, since January 1, 2014, of the loss experience, as applicable, under each insurance policy listed on Schedule 4.20(a); (ii) the amount and a brief description of each claim in excess of $25,000 since January 1, 2014 under each insurance policy listed on Schedule 4.20(a); and (iii) a summary of the loss experience, as applicable, for all claims since January 1, 2014 under each self-insurance arrangement listed on Schedule 4.20(a).

4.21  Compliance

Except as disclosed on Schedule 4.21:

(a)  the Company is, and has been at all times since January 1, 2015, in compliance in all material respects with all Laws and Orders that are or were applicable to it or to its conduct of the Business;

(b)  to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, could (i) constitute or result in the Company’s violation of or its failure to comply with, in a material respect, any Law or Order applicable to the Business or (ii) give rise to any legal obligation of the Company to undertake or bear all or any portion of the cost of any remedial or corrective action of any kind; and

(c)  since January 1, 2015, the Company has not received any Notice from any Governmental Authority or any written Notice from any other Person regarding (i) its actual, alleged or potential violation of or failure to comply with any applicable Law or Order or (ii) its actual, alleged or potential obligation to undertake or bear all or any portion of the cost of any remedial or corrective action of any kind.

4.22  Legal Proceedings

(a)  Schedule 4.22 contains a complete and accurate list of all pending Suits in which the Company is a party and all other Suits in which the Company was a party at any time since January 1, 2015.

(b)  To the Shareholders’ Knowledge, (i) no Suit against the Company is Threatened (including any Suit that challenges the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction) and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against the Company.

4.23  Absence of Certain Events

Except as disclosed on Schedule 4.23, since the date of the Interim Balance Sheet, the Company has not:

(a)  sold, leased, transferred or disposed of any of its assets except in the Ordinary Course of Business;

(b)  entered into any Contract except in the Ordinary Course of Business;

(c)  terminated, accelerated or modified any Contract to which it is or was a party or by which it is or was bound, or has agreed to do so, or has received written Notice that another party has done so or intends to do so, except in the case of Contracts that expired in accordance with their terms or that were terminated in the Ordinary Course of Business;

(d)  imposed or permitted any Lien, other than Permitted Liens, on any of its assets except in the Ordinary Course of Business;

(e)  delayed or postponed (beyond its normal practice) payment of its accounts payable and other current liabilities;

(f)  cancelled, compromised, waived or released any material claim or right outside of the Ordinary Course of Business;

(g)  experienced any material damage, destruction or loss to any of its assets, whether or not covered by insurance;

(h)  changed the base compensation or other terms of employment of any of its employees;

(i)  paid a bonus to any employee or made a dividend or other distribution to any stockholder;

(j)  adopted a new Employee Benefit Plan, terminated any existing plan or increased the benefits under or otherwise modified any existing plan except as contemplated in this Agreement;

(k)  amended its Organizational Documents;

(l)  issued, sold, redeemed or repurchased any equity interests or other securities or retired any Indebtedness;

(m)  made any capital expenditures in excess of $25,000 in the aggregate;

(n)  made any material change in its accounting principles or methods; or

(o)  entered into any Contract to do any of the matters described in the preceding clauses (a)–(n).

4.24  Environmental Matters

Except as disclosed on Schedule 4.24:

(a)  to the Shareholders’ Knowledge, the Company is in compliance in all material respects with all Environmental Laws and was in compliance in all material respects with all Environmental Laws at all times in the past;

(b)  to the Shareholders’ Knowledge, the Company has, and is in compliance in all material respects with, all Environmental Permits required to conduct the Business as it is currently conducted, and had, and was in compliance in all material respects with, all Environmental Permits required to conduct the Business as it was conducted at all times in the past;

(c)  the Company has not received and, to the Shareholders’ Knowledge, there is no reasonable basis to expect it to receive, written Notice from any Governmental Authority, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) any actual or alleged violation or failure to comply with any material requirement under any Environmental Law or Occupational Safety and Health Law or (ii) any actual or alleged Cleanup Liability or other Environmental Liability;

(d)  to the Shareholders’ Knowledge, the Company does not have any Cleanup Liability or other Environmental Liability in respect of any current or former Facility, any property adjoining any such Facility, or any assets used or held for use in the conduct of the Business;

(e)  to the Shareholders’ Knowledge, except for Hazardous Materials stored, used or processed in the Ordinary Course of Business and in compliance with all Environmental Laws and Environmental Permits, there are no Hazardous Materials at the Leased Facility; and except for Hazardous Activities conducted in the Ordinary Course of Business and in compliance in all material respects with all Environmental Laws and Environmental Permits, the Company has not permitted or conducted any Hazardous Activity at any current or former Facility;

(f)  to the Shareholders’ Knowledge, there has not been any Release or threatened Release by the Company of any Hazardous Materials at or from any current or former Facility or any property adjoining any such current or former Facility; and

(g)  to the Shareholders’ Knowledge, the Company has not assumed, undertaken, provided an indemnity in respect of or otherwise become subject to any Cleanup Liability or other Environmental Liability of another Person.

4.25  Employees

(a)  Schedule 4.25(a) contains a complete and accurate list of the Company’s employees as of the date of this Agreement, including employees on leave of absence: name, job title, date of hire and current base compensation.

(b)  Schedule 4.25(b) contains a complete and accurate list of the Company’s written employment, consulting, independent contractor, bonus, incentive, severance, confidentiality, noncompetition, proprietary rights and other related Contracts or programs with its employees, consultants and independent contractors.

(c)  The Company has complied in all material respects with all applicable documentation requirements of the U.S. Immigration and Customs Enforcement in respect of its employees.

(d)  Except for Contracts with the Company listed on Schedule 4.25(b), to the Shareholders’ Knowledge, no employee of the Company is a party to or is otherwise bound by any confidentiality, noncompetition or proprietary rights Contract with any Person that limit or restrict the scope of his or her duties as an employee of the Company (or of F5 Finishes following Closing).

(e)  The Company is not a party to any employee-leasing Contract.

4.26  Labor Relations

(a)  Except as disclosed in Schedule 4.26(a), the Company is not and has never been a party to any collective bargaining agreement or other labor Contract.

(b)  The Company is not experiencing and has not experienced at any time since January 1, 2015, (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees, (ii) any Suit relating to any alleged violation of any Law or Order relating to labor relations or employment matters (including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board or Equal Employment Opportunity Commission or any other comparable Governmental Authority, or (iii) any activity to organize or establish a collective bargaining unit, trade union or employee association.

4.27  Certain Payments

With the exception of cash political contributions in compliance with applicable Law, neither the Company nor any of the Shareholders nor, to the Shareholders’ Knowledge, any officer, director, employee or agent of the Company or any other Person associated with or acting for the Company, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment, whether in money, property or services or any other form, to any Person in order to gain or pay for favorable treatment in obtaining business or in violation of any Law.

4.28  Related Parties

Except as disclosed on Schedule 4.28, no Shareholder or any Related Party has or had at any time since January 1, 2015 a direct or indirect financial or other interest in any transaction or any other business dealings with the Company, whether as a customer, supplier, vendor or in any other capacity, except as an officer, director or employee of the Company, or as an owner of a Facility.

4.29  IPO

The Shareholders and the Company understand and acknowledge that (i) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and that (ii) neither F5 Finishes nor any of its officers, directors, agents or representatives, nor any Underwriter, will have any liability to the Company or the Shareholders for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

4.30  No Intention To Dispose of F5 Finishes Stock

The Shareholders are acquiring the shares of F5 Finishes common stock to be delivered to them at Closing for investment purposes and not with a view to a distribution of those shares. No Shareholder has any present plan, intention, commitment, binding agreement or arrangement to dispose of any of the shares of F5 Finishes common stock that the Shareholder receives at Closing.

4.31  Broker’s Fee

Except as disclosed on Schedule 4.31, neither the Company nor the Shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the Transaction.

4.32  Bank Accounts

Schedule 4.32 contains a true and accurate list of each bank in which the Company has an account or safe-deposit box, the name in which the account or box is held and the names of all persons authorized to draw thereon or have access thereto.

4.33  Disclosure

(a)  The Shareholders and the Company have provided or made available to F5 Finishes true and complete copies of authentic originals of the documents listed on the Schedules to this Article 4.

(b)  No Notice given by the Shareholders pursuant to Section 6.5 will contain an untrue statement or omit to state a material fact necessary to make any statement in the Notice, in light of the circumstances in which it was made, not misleading.

4.34  Warranties

Except as disclosed on Schedule 4.34, no product manufactured, sold, leased, or delivered by the Company, or work performed by the Company, is subject to any guaranty, warranty, or other indemnity. To the Shareholders; Knowledge, each product manufactured, sold, leased, or delivered by the Company, and all work performed by the Company, has been in conformity with all applicable contractual commitments and all express and implied warranties, and is free from defects. No product manufactured, sold, leased, or delivered by the Company may be returned for refund except to the extent consistent with the prior experience of the Company for 2018.

Article 5
Representations and Warranties of F5 Finishes

In order to induce the Shareholders and the Company to enter into this Agreement, F5 Finishes represents and warrants to the Shareholders as follows:

5.1  Organization, Authorization and Enforceability

(a)  F5 Finishes is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

(b)  F5 Finishes is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each other state or jurisdiction in which qualification is required by applicable Law.

(c)  F5 Finishes has full corporate power and authority to execute and deliver this Agreement and each of its Closing Documents and to perform its obligations under this Agreement and each of its Closing Documents.

(d)  F5 Finishes’ execution, delivery and performance of this Agreement and each of its Closing Documents has been duly authorized by all necessary action required by its Organizational Documents and applicable Law.

(e)  This Agreement constitutes, and upon F5 Finishes’ execution and delivery of its Closing Documents (and assuming due execution and delivery by the other party or parties, if any), each of F5 Finishes’ Closing Documents will constitute, a legal, valid and binding obligation of F5 Finishes, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.2  Capital Stock

(a)  As of the date of this Agreement, F5 Finishes’ authorized capital consists of three thousand (3,000) shares of common stock, par value $0.01, of which three thousand (3,000) shares are issued and outstanding. As of the Closing Date, the authorized capital of F5 Finishes will consist of at least twenty five million (25,000,000) shares of common stock, par value $0.01 per share, of which the number of issued and outstanding shares will be as described in the Registration Statement.

(b)  All of the issued and outstanding shares of F5 Finishes common stock as of the date of this Agreement are owned of record and beneficially by the persons and in the amounts listed on Schedule 5.2, in each case free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws). All of these shares are duly authorized, validly issued, fully paid and non-assessable, and none of them was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive right.

(c)  Except for the other combination agreements to be entered into by the Combining Companies and as disclosed on Schedule 5.2(c), F5 Finishes does not have any debt securities convertible into or exchangeable for shares of its common stock, and there are no options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which F5 Finishes is a party or by which it is bound providing for the issuance of any shares of its common stock or any other equity securities.

(d)  Except as disclosed on Schedule 5.2(d), there are no shareholders agreements, buy-sell agreements, voting trusts or other Contracts to which F5 Finishes is a party or by which it is bound relating to the voting or disposition of any shares of its common stock or creating any obligation on its part to repurchase, redeem or otherwise acquire or retire any shares of its common stock.

(e)  Except for the corporations and other entities to become subsidiaries of F5 Finishes pursuant to the other combination agreements with the Combining Companies, F5 Finishes does not own any shares of stock or an equity interest in any other corporation, partnership, limited liability company or other Person.

5.3  No Violation

F5 Finishes’ execution, delivery and performance of this Agreement and the Closing of the Transaction will not, either directly or indirectly, and with or without Notice or the passage of time or both:

(a)  violate or conflict with F5 Finishes’ Organizational Documents or any resolution adopted by its board of directors or stockholders;

(b)  result in a Default under any Contract to which F5 Finishes is a party or by which it is bound;

(c)  result in the imposition or creation of a Lien upon any of the assets that F5 Finishes owns or uses; or

(d)  violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Transaction or to obtain any other relief under, any Law or Order to which F5 Finishes is subject.

5.4  No Consent Required

Except as disclosed on Schedule 5.4, F5 Finishes’ execution, delivery and performance of this Agreement and each of its Closing Documents do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

5.5  Balance Sheet

F5 Finishes was incorporated on October 12, 2007. F5 Finishes has not conducted any operations since its date of incorporation other than (i) raising $2,000,000 through the issuance of subordinated notes to Business Ventures Corp. in connection with bridge financing and (ii) entering into or negotiating to enter into this Agreement and the other combination agreements with the Combining Companies and incurring the attendant legal, accounting and other expenses. The F5 Finishes Balance Sheet (which is attached as Schedule 5.5) fairly presents the financial position of F5 Finishes as of the date indicated.

5.6  Legal Proceedings

No Suit against F5 Finishes is pending, and to F5 Finishes’ Knowledge, (i) no Suit against F5 Finishes is Threatened (including any Suit that challenges the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction) and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against F5 Finishes.

5.7  F5 Finishes Stock

All of the shares of F5 Finishes common stock to be delivered to the Shareholders at Closing will be, when delivered, duly authorized, validly issued, fully paid and non-assessable.

5.8  Other Combining Companies

Schedule 5.8 contains a complete and accurate list of the names, addresses and telephone numbers of the other Combining Companies.

5.9  Investment in Shares

F5 Finishes is acquiring the Shareholders’ Shares for investment purposes and not with a view to a distribution of the Shares.

5.10  Broker’s Fee

F5 Finishes does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the Transaction.

5.11  Due Diligence

F5 Finishes has conducted a reasonable due diligence investigation with respect to the other Combining Companies, and to F5 Finishes’ Knowledge, the Registration Statement does not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6
Pre-Closing Events

6.1  General

Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the Transaction in accordance with the terms of this Agreement (but F5 Finishes shall not be required to waive any of the F5 Finishes Closing Conditions, and the Shareholders shall not be required to waive any of the Shareholder Closing Conditions). As requested by F5 Finishes, the Shareholders and the Company shall cooperate in the audit of the Company’s financial statements by F5 Finishes’ accountants (at F5 Finishes’ expense) and in preparation of the Registration Statement.

6.2  Conduct of Business

Pending Closing, the Company shall:

(a)  conduct the Business in the Ordinary Course of Business, and use commercially reasonable efforts to maintain the Business substantially intact and to preserve its goodwill and advantageous relationships with customers, employees, suppliers and other Persons having business dealings with the Company; and

(b)  not take any affirmative action that results in the occurrence of an event described in Section 4.23, and take any reasonable action within the Company’s control that would avoid the occurrence of an event described in Section 4.23, provided that the Company may take affirmative action that results in the occurrence of an event described in Section 4.23(h), (i) or (m) if (i) the action is in keeping with past regular practices of the Company, (ii) the Company was contractually bound prior to the effectiveness of this Agreement to take such action, (iii) the action is in the best interests of the Company or (iv) the action is necessary or desirable to maintain the level of service the Company provides to its customers.  In the event that the Company takes any such action, the Company shall amend the applicable Schedules no later than five (5) Business Days after taking such action to reflect such action.

6.3  Access to Information

Pending Closing, the Shareholders shall:

(a)  cause the Company to afford F5 Finishes and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Company’s Facilities and to its Books and Records and other documents relating to the Business;

(b)  respond to reasonable inquires by F5 Finishes and its representatives regarding the Company and the Business;

(c)  cause the Company to furnish F5 Finishes and its representatives with all information and copies of all documents concerning the Company and the Business that F5 Finishes and its representatives reasonably request; and

(d)  otherwise cooperate with F5 Finishes in its due diligence activities and in preparation of the Registration Statement.

6.4  Confidentiality and Information Sharing

(a)  Pending Closing, and subject to Section 6.4(b), each Party shall maintain in confidence, and, as applicable, shall cause its directors, officers, employees and representatives to maintain in confidence, and use only for the purposes contemplated by this Agreement, all written, oral or other information obtained from the other Party pursuant to this Agreement relating to (i) the Company and the Business, (ii) the other Combining Companies and (iii) the Registration Statement and IPO.

(b)  F5 Finishes, in its discretion, may share with the Shareholders at their request any information relating to the other Combining Companies and the terms of their respective combination agreements, and shall share with the Shareholders any information relating to any other Combining Company and the terms of its combination agreement corresponding to any information about the Company and this Agreement that F5 Finishes shares with the other Combining Company. Upon request, F5 Finishes will provide a copy of the respective combination agreements of the other Combining Companies. The Shareholders hereby consent to F5 Finishes providing the shareholders of the other Combining Companies the information described in this Section 6.4(b) as it relates to this Agreement and the Company.

6.5  Notice of Developments

Pending Closing, the Shareholders shall promptly give written Notice to F5 Finishes of:

(a)  any fact or circumstance of which the Shareholders become aware that causes or constitutes a material inaccuracy in or material breach of any of the Shareholders’ representations and warranties in Article 4 as of the date of this Agreement;

(b)  any fact or circumstance of which the Shareholders become aware that would cause or constitute a material inaccuracy in or material breach of any of the Shareholders’ representations and warranties in Article 4 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or

(c)  the occurrence of any event of which the Shareholders becomes aware that reasonably could be expected to make satisfaction of any Shareholder Closing Condition impossible or unlikely.

6.6  Supplements to Schedules

Pending Closing, the Shareholders may supplement or correct the Schedules to Article 4 as necessary to insure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to Article 4 shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties in Article 4; but if F5 Finishes does not exercise its right to terminate this Agreement under Section 9.1 and closes the Transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.

6.7  Exclusivity

Pending Closing, neither the Shareholders nor the Company shall directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than F5 Finishes) relating to any transaction involving (i) the sale of any of the Shareholders’ Shares, (ii) the sale of the Business or any of its assets, other than sales of assets in the Ordinary Course of Business, (iii) any merger, consolidation, business combination or similar transaction involving the Company or (iv) any sale or issuance of shares of common stock or other equity securities in the Company.

6.8  Filings by the Company

As promptly as practicable after the date of this Agreement, the Company shall give each Notice, make each filing and obtain each Permit or other Consent listed on Schedule 4.5, if any. To the extent that the cooperation of F5 Finishes is necessary or, in the Shareholders’ reasonable judgment, desirable, F5 Finishes shall cooperate with the Company in regard to any Notices, filings, Permits and other Consents listed on Schedule 4.5.

6.9  Filings by F5 Finishes

As promptly as practicable after the date of this Agreement, F5 Finishes shall give each Notice, make each filing and obtain each Permit or other Consent listed on Schedule 5.4, if any. To the extent that the cooperation of the Company or the Shareholders is necessary or, in F5 Finishes’ reasonable judgment, desirable, the Shareholders and the Company shall cooperate with F5 Finishes in regard to any Notices, filings, Permits and other Consents listed on Schedule 4.5.

6.10  Cooperation in Preparation of Registration Statement

(a)  The Shareholders and the Company shall furnish or cause to be furnished to F5 Finishes all information concerning the Shareholders and the Company that may be reasonably required or requested for inclusion in the Registration Statement, and will cooperate with F5 Finishes and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement.

(b)  If at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the prospectus concerning the Shareholders or the Company becomes inaccurate or incomplete in any material respect, the Shareholders and the Company shall promptly so advise F5 Finishes and provide the information necessary to correct any such inaccuracy or to complete any such incomplete information. F5 Finishes shall give the Shareholders and the Company an opportunity to review and comment on the Registration Statement and all amendments prior to their being filed.

Article 7
Post-Closing Tax Matters

7.1  Post-Closing Company Tax Returns

(a)  The Shareholders shall cause to be prepared, for filing by F5 Finishes, all federal, state and local Tax Returns that the Company is required to file after the Closing Date for any taxable period ending on or prior to the Closing Date, and the Shareholders shall be solely responsible for the payment of all Taxes due in connection with these returns.

(b)  F5 Finishes shall prepare and file all federal, state and local Tax Returns that the Company is required to file for any taxable period beginning on or after the Closing Date, and it shall be solely responsible for the payment of all Taxes due in connection with these returns.

(c)  For all Tax Returns that the Company is required to file for any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), F5 Finishes shall prepare and file such Tax Returns and shall be responsible for the payment of all Taxes due in connection with these returns, subject to the obligation of the Shareholders to reimburse F5 Finishes for the portion of each such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date (the “Reimbursable Portion”). In this regard:

(1)  in the case of a Tax for a Straddle Period that is based on or related to income or receipts or is imposed in connection with the sale of goods or services, the Reimbursable Portion of the Tax shall be equal to the amount that would have been payable if the Straddle Period had ended on (and included) the Closing Date; and

(2)  in the case of a Tax for a Straddle Period that is imposed in respect of the assets of the Company or is otherwise measured by the value or level of any item, the Reimbursable Portion of the Tax shall be equal to the product of the Tax multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(d)  Subject to Shareholders’ right to review and approve such Tax Return, Shareholder shall reimburse F5 Finishes for the Reimbursable Portion of any Tax payable under Section 7.1(c) no later than ten (10) Business Days after F5 Finishes provides the Shareholders with its calculation of the Reimbursable Portion together with a copy of the underlying Tax Return as filed with the appropriate Governmental Authority.

7.2  Cooperation on Tax Matters

(a)  F5 Finishes shall cooperate with the Shareholders to enable them to cause to be prepared all Tax Returns that they are required to cause to be prepared pursuant to Section 7.1(a); and in this regard, F5 Finishes shall retain and make available to the Shareholders all of the Company’s Books and Records that the Shareholders reasonably require and cause the Company to sign all Tax Returns that the Shareholders cause to be prepared. F5 Finishes shall have the right to review and approve each such Tax Return and at least ten (10) Business Days in which to comment on it before it is filed.

(b)  The Shareholders shall have the right to review each Tax Return for a Straddle Period that F5 Finishes is required to file pursuant to Section 7.1(c) and at least ten (10) Business Days in which to comment on it before it is filed.

(c)  F5 Finishes shall promptly provide written Notice to the Shareholders of any audit, litigation or other proceeding in respect of any Tax or Tax Return relating to a taxable period ending on or before the Closing Date, and F5 Finishes and the Shareholders shall cooperate with one another in connection with any such audit, litigation or other proceeding. In F5 Finishes’ case, this cooperation shall include retaining and making available to the Shareholders all of the Company’s Books and Records that the Shareholders reasonably require and, to the extent that the Shareholders reasonably consider necessary, causing the Company’s employees to be available on a mutually convenient basis to provide additional information or explanation. Prior to the Company’s destruction or discard of any Books and Records for any period prior to the Closing Date, F5 Finishes shall give reasonable written Notice to the Shareholders and, if they request, shall allow the Shareholders to take possession of such Books and Records.

Article 8
Conditions to Closing

8.1  F5 Finishes Closing Conditions

F5 Finishes’ obligation to close the Transaction is subject to the satisfaction of each of the following conditions (the “F5 Finishes Closing Conditions”) at or prior to Closing:

(a)  the Shareholders’ representations and warranties in Article 4, as qualified or limited by any exceptions in the Schedules to Article 4, are true and correct on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(b)  the Shareholders have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and have performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy at or prior to Closing;

(c)  each Notice or filing listed on Schedule 4.5 has been duly given or made, and each Consent or Permit listed on Schedule 4.5 has been obtained and is in full force;

(d)  F5 Finishes and the Shareholders have agreed on the Financial Statements and the Interim Financial Statements;

(e)  the Company’s adjusted earnings before interest, taxes, depreciation and amortization for the 12-month period ended December 31, 2018 was $ 526,667;

(f)  consistent with Section 8.1(e), above, after Marcum, LLP completes its audit of the Company, F5 Finishes is satisfied with the Company’s Financial Statements;

(g)  no material adverse change in the Company’s assets, financial condition, operations, operating results or prospects has occurred since the date of this Agreement;

(h) no Suit has been initiated or Threatened since the date of this Agreement that challenges or seeks damages or other relief in connection with the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction;

(i)  the Registration Statement has been declared effective;

(j)  F5 Finishes has approved the pricing and other terms of the IPO;

(k)  the actual IPO Share Price of the F5 Finishes Stock is at least seventy percent (70%) of the Baseline IPO Share Price;

(l)  the Company shall have cash as of Closing in an amount not less than $50,000; and

(m)  closing of the other combination agreements with the Combining Companies and closing of the IPO have both taken place concurrently with the closing of this Agreement.

F5 Finishes may waive any condition specified in this Section 8.1 by a written waiver delivered to the Shareholders at any time prior to or at Closing.

8.2  Shareholder Closing Conditions

The Shareholders’ obligation to close the Transaction is subject to the satisfaction of each of the following conditions (the “Shareholder Closing Conditions”) at or prior to Closing:

(a)  F5 Finishes’ representations and warranties in Article 5 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

(b)  F5 Finishes has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing;

(c)  no Suit has been initiated or Threatened since the date of this Agreement that challenges or seeks damages or other relief in connection with the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction;

(d)  the Registration Statement has been declared effective;

(e)  closing of the other combination agreements with the Combining Companies and closing of the IPO have both taken place concurrently with the closing of this Agreement; and

(f)  the actual IPO Share Price of the F5 Finishes Stock is at least seventy percent (70%) of the Baseline IPO Share Price.

The Shareholders may waive any condition specified in this Section 8.2 by a written waiver delivered to F5 Finishes at any time prior to or at Closing.

8.3  Effective Date of Closing

The Parties acknowledge that because of the logistics involved with receiving the proceeds from the IPO after pricing, there will be a delay of three (3) to five (5) Business Days between pricing of the F5 Finishes Stock at the IPO and the distribution of the net proceeds from the IPO to F5 Finishes, and in turn from F5 Finishes to the Shareholders and the shareholders of the other Combining Companies to pay the cash portion of the Purchase Price. The Parties agree that all Closing Documents will be dated as of the Effective Date (i.e., the date that the IPO is priced), and that such Closing Documents, along with the F5 Finishes Stock comprising part of the Purchase Price, and the Shares being sold to F5 Finishes will be deemed delivered in escrow, and all closing conditions shall be deemed to have been met, with the sole exception of the payment of the cash portion of the Purchase Price to Shareholders and the shareholders of the other Combining Companies, and this Agreement shall remain in full force and effect. Once payment of the cash portion of the Purchase Price to be delivered at Closing is received by the Shareholders, the Closing documents, F5 Finishes Stock and the Shares shall be deemed to have been delivered and the Closing shall be deemed to have occurred as of the Effective Date. In the event that the cash portion of the Purchase Price payable at Closing is not delivered to the Shareholders within five (5) business days after the Effective Date, the Shareholders may terminate this Agreement in accordance with Section 9.1(b)(1) without regard to the cure period therein.

Article 9
Termination

9.1  Termination

(a)  This Agreement may be terminated by F5 Finishes, upon written Notice to the Shareholders, if prior to or at Closing:

(1)  the Shareholders Default in the performance of any of their material obligations under this Agreement and the Default is not cured within ten (10) Business Days after F5 Finishes gives written Notice of the Default to the Shareholders; or

(2)  any F5 Finishes Closing Condition is not satisfied as of the Outside Date (as defined below), or satisfaction of any F5 Finishes Closing Condition is or becomes impossible (other than as a result of F5 Finishes’ breach of or failure to perform its obligations under this Agreement), and F5 Finishes does not waive satisfaction of the condition; or

(3)  Closing has not occurred by May 15, 2020 (the “Outside Date”) (other than as a result of F5 Finishes’ breach of or failure to perform its obligations under this Agreement); provided, however, that if the sole reason that Closing has not occurred by the Outside Date is that the financial information included in F5 Finishes’ Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, August 15, 2020 will be substituted for May 15, 2020 as the Outside Date.

(b)  This Agreement may be terminated by the Shareholders, upon written Notice to F5 Finishes, if prior to or at Closing:

(1)  F5 Finishes Defaults in the performance of any of its material obligations under this Agreement and the Default is not cured within ten (10) Business Days after the Shareholders give written Notice of the Default to F5 Finishes;

(2)  any Shareholder Closing Condition is not satisfied as of the Outside Date, or satisfaction of any Shareholder Closing Condition is or becomes impossible (other than as a result of the Shareholders’ breach of or failure to perform their obligations under this Agreement) and the Shareholders do not waive satisfaction of the condition; or

(3)  Closing has not occurred by the Outside Date (other than as a result of the Shareholders’ breach of or failure to perform their obligations under this Agreement); provided, however, that if the sole reason that Closing has not occurred by Outside Date is that the financial information included in F5 Finishes’ Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, August 15, 2020 will be substituted for May 15, 2020 as the Outside Date.

(c)  This Agreement may be terminated by the written agreement of the Parties.

9.2  Effect of Termination

If this Agreement is terminated, this Agreement shall no longer be of any force or effect, and there shall be no liability on the part of any Party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach of a representation, warranty or covenant resulting from the willful fault or gross negligence of the non-terminating Party, the aggrieved Party or Parties may recover from the defaulting Party the amount of expenses incurred by such aggrieved Party or Parties in connection with this Agreement and the transactions contemplated hereby. If this Agreement shall be terminated, each Party will (i) redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same and (ii) destroy all documents, work papers and other materials developed by its accountants, agents, and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any Party hereto. Notwithstanding the termination of this Agreement pursuant to Section 9.1, the Parties’ confidentiality obligations under Section 6.4 shall survive termination and continue indefinitely.

Article 10
Indemnification

10.1  Indemnification of F5 Finishes

(a)  Subject to Sections 10.3 and 10.4, the Shareholders jointly and severally agree to indemnify F5 Finishes against and hold F5 Finishes harmless from:

(1)  any Indemnifiable Loss that F5 Finishes suffers or incurs that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by the Shareholders in Article 4 or in the certificate delivered at Closing pursuant to Section 2.5(i); or

(2)  any Indemnifiable Loss that F5 Finishes suffers or incurs that is caused by, arises out of or relates to the Shareholder’s breach of or failure to perform any of their obligations under this Agreement in any material respect.

(b)  The benefit of the indemnification obligations of the Shareholders under this Section 10.1 shall extend to the respective officers, directors, employees and agents of F5 Finishes and its affiliates.

10.2  Indemnification of the Shareholders

(a)  Subject to Section 10.4, F5 Finishes agrees to indemnify the Shareholders against and hold each of them harmless from:

(1)  any Indemnifiable Loss that the Shareholders suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by F5 Finishes in Article 5 or in the certificate delivered at Closing pursuant to Section 2.5(j); or

(2)  any Indemnifiable Loss that the Shareholders suffer or incur that is caused by, arises out of or relates to F5 Finishes’ breach of or failure to perform any of its obligations under this Agreement in any material respect.

(b)  The benefit of F5 Finishes’ indemnification obligation under this Section 10.2 shall extend to the heirs and legal representatives of the Shareholders.

10.3  Threshold and Cap

(a)  In respect of F5 Finishes’ assertion of an Indemnification Claim under Section 10.1(a)(1), F5 Finishes shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $50,000. If this threshold is reached, F5 Finishes may assert an Indemnification Claim for the full amount of the Claim in excess of the threshold and may assert any subsequent Indemnification Claim under Section 10.1(a)(1) without regard to any threshold. No threshold shall apply, however, in the case of any Indemnifiable Loss caused by, arising out of or relating to (i) the breach of any Core Representation or (ii) any fraud or intentional misrepresentation.

(b)  No threshold shall apply to F5 Finishes’ assertion of any Indemnification Claim under Section 10.1(a)(2) or to the Shareholders’ assertion of an Indemnification Claim under Sections10.2(a)(1) or 10.2(a)(2).

(c)  In no event shall the aggregate Liability of the Shareholders in respect of Indemnification Claims under Sections 10.1(a)(1) and 10.1(a)(2) exceed fifty percent (50%) of the Purchase Price, with the exception that any liability of Shareholders as a result of Shareholders’ indemnification obligation under Section 10.01(a)(1) for a breach of a Core Representation shall not exceed the Final Purchase Price; provided, however, that no cap shall apply in the case of any Indemnifiable Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.

10.4  Survival

(a)  An Indemnification Claim under Sections 10.1(a)(1) and 10.2(a)(1) may be asserted at any time prior to the second anniversary of the Closing Date, with the exception that:

(1)  an Indemnification Claim under Section 10.1(a)(1) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 4.17 (“Taxes”) and 4.24 (“Environmental Matters”) may be asserted at any time prior to the third anniversary of the Closing Date; and

(2)  an Indemnification Claim under Section 10.1(a)(1) in respect of any inaccuracy in or breach of any of the Core Representations may be asserted at any time without limit.

10.5  Notice of Indemnification Claim

(a)  The Indemnified Party may assert an Indemnification Claim by giving written Notice of the Indemnification Claim to the Indemnifying Party. The Indemnified Party’s Notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the Indemnified Party’s Indemnifiable Loss or an estimate of the Indemnifiable Loss that the Indemnified Party reasonably anticipates that it will suffer. The Indemnified Party may amend or supplement its Indemnification Claim at any time, and more than once, by written Notice to the Indemnifying Party.

(b)  If or to the extent that the Indemnification Claim is not in respect of a Third Party Suit, Section 10.6 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third Party Suit, Section 10.7 shall apply.

10.6  Resolution of Claims

(a)  If the Indemnifying Party does not object to an Indemnification Claim during the 30-day period following receipt of the Indemnified Party’s Notice of its Indemnification Claim, the Indemnified Party’s Indemnification Claim shall be considered undisputed, and the Indemnified Party shall be entitled to recover the actual amount of its Indemnifiable Loss from the Indemnifying Party, subject, in the case of an Indemnification Claim by F5 Finishes, to the threshold, if any, in Section 10.3(a).

(b)  If the Indemnifying Party gives written Notice to the Indemnified Party within the 30-day objection period that the Indemnifying Party objects to the Indemnified Party’s Indemnification Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve their differences during the 30-day period following the Indemnified Party’s receipt of the Indemnifying Party’s Notice of its objection. If they fail to resolve their disagreement during this 30-day period, either of them may unilaterally submit the disputed Indemnification Claim for binding arbitration before the American Arbitration Association in Santa Clara County, California in accordance with its rules for commercial arbitration in effect at the time. The award of the arbitrator or panel of arbitrators may include attorneys’ fees to the prevailing party. The prevailing Party may enforce the award of the arbitrator or panel of arbitrators in any court of competent jurisdiction.

10.7  Third Party Suits

(a)  F5 Finishes shall promptly give written Notice to the Shareholders of any Third Party Suit, which may be given by written Notice of an Indemnification Claim in respect of the Third Party Suit. F5 Finishes’ failure or delay in giving this Notice shall not relieve the Shareholders from their indemnification obligation under this Article 10 in respect of the Third Party Suit, except to the extent that the Shareholders suffer or incur a loss or are prejudiced by reason of F5 Finishes’ failure or delay.

(b)  F5 Finishes shall control the defense of any Third Party Suit. The Shareholders shall be entitled to copies of all pleadings and, at their expense, may participate in, but not control, the defense and employ their own counsel. The Shareholders shall in any event reasonably cooperate in the defense of the Third Party Suit.

(c)  F5 Finishes’ settlement of a Third Party Suit shall also be binding on the Shareholders, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, the Shareholders receive a binding release providing that any liability of the Shareholders in respect of the Third Party Suit is being satisfied as part of the settlement. F5 Finishes shall give the Shareholders at least thirty (30) days’ prior written Notice of any proposed settlement, and during this 30-day period the Shareholders may reject the proposed settlement and instead assume the defense of the Third Party Suit if:

(1)  the Third Party Suit seeks only money damages and does not seek injunctive or other equitable relief against F5 Finishes or the Company;

(2)  the Shareholders unconditionally acknowledge in writing to F5 Finishes that the Shareholders are obligated to indemnify F5 Finishes in full in respect of the Third Party Suit (except for any matters that are not subject to indemnification under this Agreement);

(3)  the counsel chosen by the Shareholders to defend the Third Party Suit is reasonably satisfactory to F5 Finishes;

(4)  the Shareholders furnish F5 Finishes with security reasonably satisfactory to F5 Finishes to assure that the Shareholders have the financial resources to defend the Third Party Suit and to satisfy their indemnification obligation in respect of the Third Party Suit;

(5)  the Shareholders actively and diligently defend the Third Party Suit; and

(6)  the Shareholders consult with F5 Finishes regarding the Third Party Suit at F5 Finishes’ reasonable request.

If the Shareholders assume the defense of the Third Party Suit, F5 Finishes shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel.

(d)  The Shareholders may settle a Third Party Suit in which, pursuant to Section 10.7(c), the Shareholders control the defense only if the following conditions are satisfied:

(1)  the terms of settlement do not require any admission by the Shareholders, the Company or F5 Finishes, in respect of any matters subject to indemnification under this Article 10, that in F5 Finishes’ reasonable judgment would have an adverse effect on the Company or F5 Finishes; and

(2)  as part of the settlement, F5 Finishes receives a binding release providing that any liability of F5 Finishes in respect of the Third Party Suit is being satisfied as part of the settlement.

(e)  F5 Finishes’ failure to defend a Third Party Suit shall not relieve the Shareholders of their indemnification obligation under this Article 10 if F5 Finishes gives the Shareholders at least thirty (30) days’ prior written Notice of F5 Finishes’ intention not to defend the Third Party Suit and affords the Shareholders the opportunity to assume the defense without having to satisfy the conditions in Section 10.7(c) for assuming the defense.

10.8  Remedies

If Closing occurs, each Party’s sole and exclusive remedy for all claims and causes of action against the other Party, including those relating to any inaccuracy in or breach of any representation and warranty in this Agreement, shall be indemnification as provided in and limited by this Article 10. The provisions of this Section 10.8 shall not apply, however, (i) in the case of fraud or intentional misrepresentation on the part of the Shareholders or F5 Finishes, or (ii) to the enforcement of any of the agreements described in Section 2.5.

10.9  Specific Performance

The Parties agree that irreparable damage would occur in the event that, prior to Closing, any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached. The Parties accordingly agree that, in addition to any other remedies available at law or in equity, prior to Closing the Parties shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without the necessity of proving actual damages or posting any bond or security, to prevent a breach of this Agreement and to enforce specifically the provisions of this Agreement.

Article 11
Miscellaneous

11.1  Expenses

Each Party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the closing of the Transaction. In the event of termination of this Agreement prior to Closing pursuant to Section 9.1, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a Default under this Agreement by the other Party.

11.2  Schedules

Any exception in a Schedule to Article 4 shall be considered an exception to any other representation and warranty in Article 4 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty.

11.3  Parties’ Review

Any Knowledge acquired by a Party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the Closing of the Transaction shall not limit that Party’s right to rely on the other Party’s representations and warranties in this Agreement or circumscribe that Party’s entitlement to indemnification under this Agreement.

11.4  Publicity

Any public announcement or similar publicity regarding this Agreement or the Transaction shall be issued only as, when and in the manner and form that F5 Finishes determines. F5 Finishes shall provide Company of any impending public announcement or similar publicity and will consider any suggested changes to the announcement; however, whether to accept such changes shall be in F5 Finishes’ sole discretion.

11.5  Notices

(a)  All Notices by a Party under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, facsimile or personal delivery, as follows:

(1)	if to the Shareholders or the Company, to or in care of:

Premier Maintenance Group, Inc.
6571 Las Positas Road
Livermore, CA 94551
Attention: Michael Patton

with a required copy to:
_________________
_________________
_________________

(2)	if to F5 Finishes, to:

F5 Finishes, Inc.
1108 Lavaca St. Ste 110-247
Austin, Tx 78701
Attention: Steven P. Colmar, CEO

with a required copy to:

Johnson and Colmar
630 Dundee Road, Suite 225
Northbrook, Illinois 60062
Fax: (312) 922-9283
Attention: Ms. Georgann Joseph

(b)  A Notice sent by certified or registered mail shall be considered to have been given three (3) Business Days after being deposited in the mail. A Notice sent by overnight courier service, facsimile or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party may change its address for purposes of this Agreement by Notice in accordance with this Section 11.5.

11.6  Performance by the Company

As all of the stockholders of the Company, the Shareholders shall cause the Company to execute and deliver all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and to perform, comply with and satisfy all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with and satisfy at or prior to Closing.

11.7  Further Assurances

The Parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things, that either Party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement.

11.8  Waiver

The failure or any delay by any Party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the Party to be charged with the waiver, and no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given.

11.9  Entire Agreement

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (together with (i) Annex I and the Exhibits, (ii) the Schedules and (iii) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

11.10  Assignment

No Party may assign any of its rights under this Agreement without the prior written consent of the other Party.

11.11  No Third Party Beneficiaries

Nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives.

11.12  Construction

(a)  All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.

(b)  All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires.

(c)  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d)  The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.13  Severability

The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted.

11.14  Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

11.15  Governing Law

This Agreement shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other state) that would cause the laws of any state other than the State of Delaware to govern this Agreement.

11.16  Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature Pages to Follow]

In witness, the Parties have executed this Agreement.

F5 Finishes, Inc.

By	/s/ Steven P. Colmar
Steven P. Colmar, Chief Executive Officer

Premier Maintenance Group, Inc.

/s/ Michael Patton
Michael Patton, President

Patton 2013 Living Trust

/s/ Michael Patton
Michael Patton, Trustee

/s/ Lynn Anne Patton
Lynn Anne Patton, Trustee

Baxley Family Trust

/s/ Daniel S. Baxley
Daniel S. Baxley, Trustee

/s/ Rochelle H. Baxley
Rochelle H. Baxley, Trustee

C & C Preston Family Trust

/s/ Cory G. Preston
Cory G. Preston, Trustee

/s/ Christine B. Preston
Christine B. Preston, Trustee

/s/ Delmar Vasquez
Delmar Vasquez

[Signature page to Combination Agreement]

Annex I

Definitions

Accounts Receivable means all billed accounts receivable and other rights to payment from the Company’s customers.

Adjusted EBITDA means EBITDA as agreed to by the Parties determined after Marcum LLP has completed the Company’s audited 2018 financial statement, adjusted for the items and in the amounts set forth on Schedule Adjusted EBITDA.

Agreement is defined in the preamble of this Agreement.

Base Consideration is defined in Section 2.1(a)(2).

Baseline IPO Share Price is defined in Section 2.1(a)(3)(ii).

Books and Records means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

Business is defined in Paragraph A of the “Background” section of this Agreement.

Business Day means any day other than a Saturday, Sunday or federal legal holiday.

Cash Consideration is defined in Section 2.1(a)(3).

Cleanup Liability means any liability under any Environmental Law to undertake any corrective action, including any investigation, cleanup, removal, containment or other remedial response, action or activity of the type covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Closing and Closing Date are defined in Article 3.

Closing Date Account Receivables is defined in Section 2.4(a).

Closing Date Indebtedness is defined in Section 2.2.

Closing Documents means, in respect of a Party, the documents, instruments and agreements that the Party is required to deliver or enter into at Closing pursuant to the terms of this Agreement.

Company is defined in the preamble of this Agreement.

Combining Companies is defined in Paragraph A of the “Background” section of this Agreement.

Consent means any approval, consent, ratification, waiver or other authorization.

Consideration is defined in Paragraph A of the “Background” section of this Agreement.

Contract means any written contract, agreement, obligation, promise or undertaking.

Copyrights means all copyrights and copyrightable works (other than literary works).

Core Representations means the representations and warranties in Section 4.1 (“Shareholder Ownership and Authorization”), Section 4.2(a) (“Organization”) Section 4.3 (“Capital Stock”), Section 4.8 (“Title to Assets”) and Section 4.16 (“Undisclosed Liabilities”).

Customer Account means a relationship with a customer of the Business pursuant to which the Company provides goods and/or services to the customer without having entered into a Customer Contract.

Customer Contract means a written Contract with a customer relating to the Company’s provision of goods and/or services to the customer.

Default means, in respect of a Contract, a breach or violation of or default under the Contract, or the occurrence of an event that with Notice or the passage of time or both would constitute a breach, violation or default or permit termination, modification or acceleration of the Contract.

Effective Date means the date that IPO Share Price is set.

Employee Benefit Plan means (i) an “employee pension plan” as defined in § 3(2) of ERISA, (ii) an “employee welfare benefit plan” as defined in § 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Law, a written agreement or other instrument, or custom or informal understanding.

Environmental Law means any Law or Order relating to public health and safety, pollution or the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976 and any other Law or Order relating to or imposing liability or standards of conduct for the use, handling, generation, manufacturing, distribution, production, importing, management, labeling, testing, processing, refinement, collection, Release, storage, transfer, transportation, treatment, disposal, clean-up or Release of Hazardous Materials.

Environmental Liability means any Cleanup Liability and any other liability of any type under any Environmental Law or Occupational Safety and Health Law.

Environmental Permit means a Permit required under any Environmental Law to conduct the Business.

Equipment means machinery, equipment, spare parts, furniture, fixtures and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business, including medical waste treatment equipment (but not including any Trucks) and IT Equipment.

Equipment Lease means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

Equity Consideration is defined in Section 2.1(a)(2).

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Service and Department of Labor.

Escrow Agreement is defined in Section 2.5(g).

Estimated Working Capital Statement is defined in Section 2.3(a).

Estimated Closing Date Working Capital is defined in Section 2.3(a).

Estimated Closing Date Working Capital Statement is defined in Section 2.3(a).

Estimated Working Capital Deficiency is defined in Section 2.3(a).

Estimated Working Capital Surplus is defined in Section 2.3(a).

F5 Finishes is defined in the preamble of this Agreement.

F5 Finishes Closing Conditions is defined in Section 8.1.

F5 Finishes Stock is defined in Paragraph B of the “Background” section of this Agreement.

Facility means any office, showroom, warehouse or other facility or site that the Company currently owns or leases in the conduct of the Business.

Facility Lease means the Company’s lease for the Facility located at 6583 Las Positas Rd., Livermore, CA.

Final Closing Date Working Capital is defined in Section 2.3(a).

Final Closing Date Working Capital Statement is defined in Section 2.3(a).

Final Purchase Price is defined in the Section 2.1(a)(2).

Final Working Capital Deficiency is defined in Section 2.3(a).

Final Working Capital Statement is defined in Section 2.3(c).

Financial Statements means the Company’s financial statements for the three years ended December 31, 2018.

GAAP means U.S. generally accepted accounting principles.

Governmental Authority means (x) any federal, state, provincial, local, municipal, foreign or other government and (y) any governmental or quasi-governmental body of any kind, including any administrative or regulatory agency, department, branch, commission or other entity.

Hazardous Activity means the use, handling, generation, manufacturing, production, distribution, importing, management, labeling, testing, processing, refinement, collection, storage, transfer, transportation, treatment, disposal, clean-up or Release of Hazardous Materials.

Hazardous Materials means any waste or other substance of any kind that is listed, defined, designated, classified or regulated under any Environmental Law as hazardous, radioactive or toxic or as a pollutant or contaminant.

Indebtedness means, in respect of the Company and without duplication: (i) the Company’s obligations for borrowed money or in respect of loans or advances; (ii) the Company’s obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) the Company’s obligations in respect of letters of credit issued for the Company’s account; (iv) the Company’s capital lease obligations; (v) the Company’s guaranties of another Person’s payment obligations; and (vi) all fees, accrued and unpaid interest, premiums or penalties related to any of the matters described in the preceding clauses.

Indemnifiable Loss means any actual loss, Liability, damage, cost or expense, including reasonable attorneys’ fees and costs of litigation.

Indemnification Claim means a written claim or demand for indemnification under Sections 10.1 or 10.2.

Indemnified Party means F5 Finishes, in respect of an Indemnification Claim under Section 10.1, or the Shareholders, in respect of an Indemnification Claim under Section 10.2, as the case may be.

Indemnifying Party means the Shareholders, in respect of an Indemnification Claim under Section 10.1, or F5 Finishes, in respect of an Indemnification Claim under Section 10.2, as the case may be.

Intellectual Property means Patents, Marks, Copyrights and Software.

Interim Balance Sheet means the Company’s unaudited balance sheet as of June 30, 2019 included in the Interim Financial Statements.

Interim Financial Statements means the Company’s unaudited financial statements for the six months ended June 30, 2019.

Internal Revenue Code is defined in Paragraph C of the “Background” section of this Agreement.

Inventory means inventories of materials and supplies used in the conduct of the Business.

IPO is defined in Paragraph B of the “Background” section of this Agreement.

IPO Notes is defined in Section 2.1(a)(3)(ii).

IPO Share Price means the per share price to the public reflected in the prospectus of F5 Finishes relating to the IPO that is first filed with the SEC pursuant to Rule 424(b) under the Securities Act.

IPO Valuation is defined in Section 2.1(a)(3)(ii).

IT Equipment means computer hardware, software, servers and ancillary equipment, telephones and other telecommunications products, office products such as photocopiers and fax machines, or other technology or equipment that is used in the creation, conversion, or duplication of data or information.

Knowledge means the actual awareness of a particular fact or other specified matter.

Law means any law, ordinance, code, regulation or rule of any Governmental Authority or any principle or rule of common law.

Leased Facility means the Facility located at 6583 Las Positas Rd., Livermore, CA.

Liability means any liability or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

Licensed Intellectual Property is defined in Section 4.15(a)(2).

Lien means any security interest, judgment or other lien, mortgage, trust deed, claim, equitable interest, option, pledge, right of first refusal or other encumbrance or restriction of any kind.

Marks means trademarks, service marks, trade names, assumed names, brand names and logotypes.

Material Customer Contract is each Customer Contract set forth on Schedule 4.12(a)(1).

Notice means any notice, demand, charge, complaint or other communication from any Person.

Occupational Safety and Health Law means any Law or Order relating to worker health and safety, including the Occupational Safety and Health Act of 1970.

Order means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation, injunction or subpoena entered or issued by any court, Governmental Authority or arbitrator.

Ordinary Course of Business means, in respect of the Company, an action taken by it that (i) is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations and (ii) is not required by applicable Law or its Organizational Documents to be authorized by its board of directors.

Organizational Documents means: (i) the certificate or articles of incorporation and by-laws of a corporation; (ii) the articles of organization or certificate of formation and operating agreement of a limited liability company; (iii) the trust agreement establishing an inter vivos trust or the will establishing a testamentary trust; and (iv) the charter or similar document adopted or filed in connection with the creation, formation or organization of any other type of entity. Any reference in this Agreement to a Person’s Organizational Documents means each of those documents as amended to date.

Owned Facility means none.

Party means any one of F5 Finishes, the Company and any Shareholder, and Parties means, as the context requires, any two or more of them or F5 Finishes on the one hand and the Shareholders on the other.

Patents means patents, patent applications and patent disclosures and related reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations.

Percentage Interest means, in respect of a Shareholder, his, her or its percentage interest in the Company’s issued and outstanding shares of capital stock.

Permit means any approval, consent, license, permit, registration, certificate, confirmation or other authorization issued, granted or otherwise made available by any Governmental Authority.

Permitted Lien means any Lien for Taxes that are not yet due and payable or any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s, lessor’s or similar statutory Lien incidental to the Ordinary Course of Business.

Person means any individual, corporation, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Authority.

Price Differential is defined in Section 2.1(a)(3)(ii).

Proprietary Intellectual Property is defined in Section 4.15(a)(1).

Purchase Price means the collective consideration being paid to Shareholders pursuant to Section 2.1(a)(2).

Registration Statement is defined in Paragraph E of the “Background” section of this Agreement.

Related Party means, in respect of the Company, (i) any Shareholder, or a family member of a Shareholder by blood, marriage or adoption, or (ii) any other Person (a) in which a Shareholder, or a family member of a Shareholder by blood, marriage or adoption, has a direct or indirect proprietary or other financial interest or (b) for which a Shareholder, or a family member of a Shareholder by blood, marriage or adoption, is serving as an officer, director, partner, manager, trustee, consultant or advisor or in any other capacity.

Related Party Facility Lease means a lease relating to a Leased Facility between the Company as tenant and a Related Party as landlord.

Release means a spill, leak, emission, discharge, deposit, dumping or other release into the environment, whether intentional or unintentional.

RE Notes is defined in Section 2.1(a)(4).

Retained Earnings Distribution is defined in Section 2.1(a)(2).

Schedule means a schedule to this Agreement.

Securities Act is defined in Paragraph E of the “Background” section of this Agreement.

Shares is defined in Section 4.1(a).

Software means computer software, including source code, executable code, data, databases and related documentation. The term does not include commercially available off-the-shelf software.

Shareholder Closing Conditions is defined in Section 8.2.

Shareholder is defined in the preamble of this Agreement.

Straddle Period is defined in Section 7.1(c).

Suit means any action, suit, proceeding, arbitration, hearing or investigation (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Authority or arbitrator.

Tax means any federal, state, provincial, local, municipal or foreign income, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, value added, estimated or other tax (including any related interest, fines, penalties and additions), whether disputed or not.

Tax Return means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

Third Party Facility Lease means a lease relating to a Leased Facility between the Company as tenant and a landlord that is not a Related Party.

Third Party Suit means a Suit, demand or claim by a Person other than a Shareholder against F5 Finishes or the Company for which F5 Finishes is entitled to indemnification under Section 10.1.

Threatened means, in respect of a Suit, that Notice has been given, or another event has occurred or any other circumstance exists, that would lead a prudent individual to conclude that the Suit is likely to be initiated or otherwise pursued in the future.

Transaction means the transactions contemplated by this Agreement, including the Parties’ execution, delivery and performance of their respective Closing Documents and the other documents, instruments, agreements and obligations that they are respectively required to execute, deliver and perform pursuant to the terms of this Agreement.

Vehicle Lease means a Contract for the lease of a Vehicle or for the purchase of a Vehicle under a conditional sales or title retention agreement.

Vehicle means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Business.

Working Capital means, in respect of the Company, an amount equal to the Company’s current assets (including cash and cash equivalents) minus the Company’s current trade payables and other current Liabilities, in each case determined in accordance with GAAP.

Whenever this Agreement indicates that the Company or Shareholder has “made available” any document to F5 Finishes, such statement will be deemed to be a statement that such document has been placed in the data room sponsored by Maxim Group, LLC or provided to F5 Finishes’ counsel via email or Box or Dropbox access and is available for viewing by F5 Finishes and its representatives at the Facility.